Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
June 30, 2007

The balances in the sub-accounts on deposit with the trustee as of June 30, 2007 were:

	Series 2003-1	Series 2004-1
General Sub-Account	$23,109,775.56	$13,706,997.99
Capital Sub-Account	$2,539,902.69	$3,965,024.54
Overcollateralization Sub-Account	$740,625.71	$990,933.75
Reserve Sub-Account	$321,954.64	$4,621,399.89

REP Deposit Account*	$9,240,310.59

*      REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.